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                                                                    Exhibit 4.12
                         AMENDMENT TO RIGHTS AGREEMENT


     Amendment, dated as of September 26, 2003, between NTL Incorporated, a Delaware corporation ("NTL" or the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

                              W I T N E S S E T H :

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of January 10, 2003 (the "Rights Agreement");

     WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

     WHEREAS, on the date of this Amendment an appropriate officer of the Company has delivered a certificate to the Rights Agent which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

     1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

     (xx) "Exempt Rights Offering Participant" means any Person who acquires (A) shares of Common Stock in the Rights Offering who satisfies each of the following conditions: (i) beneficially owned more than 7.5% of the shares of Common Stock outstanding as of the close of business on the last trading day prior to the date (the "Filing Date") that the Rights Offering Registration Statement was initially filed with the Securities and Exchange Commission; (ii) beneficially owned less than 15% of the shares of Common Stock outstanding at any time after the Filing Date and prior to such Person first purchasing shares of Common Stock in the Rights Offering; and (iii) as a result of its purchase or purchases of shares of Common Stock in the Rights Offering (whether pursuant to the basic subscription privilege or the over-subscription privilege) (as those terms are defined in the Rights Offering Registration Statement), such Persons became the beneficial owner of no more than the lesser of (a) a percentage of the shares of Common Stock outstanding after completion of the Rights Offering (taking into account any shares to be issued to the Rights Offering Underwriters) that is 7.5% more than the percentage of that Person's beneficial ownership of the shares of Common Stock outstanding as of the Filing Date or (b) 19.9% of the shares of Common Stock outstanding at such time of purchase (taking into account any shares to be issued to the Rights Offering Underwriter) or (B) Beneficial Ownership of more than 14.9% of the shares of Common Stock outstanding as a result of issuance of shares of Common Stock to that Person by the Company as a result of the Rights Offering but would not have Beneficially Owned more than 14.9% of the shares of Common Stock outstanding had all shares of Common Stock to be issued in the Rights Offering (including to the Rights Offering Underwriter) been issued at that time.
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     (yy)    "Rights Offering" means the transaction pursuant to which the
Company distributes to holders of its Common Stock of record on a date on or around the date the Rights Offering Registration Statement is declared effective by the Securities and Exchange Commission rights to purchase shares of Common Stock on the terms described in the prospectus included in such Rights Offering Registration Statement at the time such Registration Statement is declared effective (taking into account any amendment or supplement thereto).

     (zz) "Rights Offering Registration Statement" means a registration statement on Form S-1 prepared in connection with the Rights Offering and filed with the Securities and Exchange Commission, including all exhibits thereto.

     (aaa) "Rights Offering Underwriters" shall mean the signatories, other than the Company, to the Underwriting Agreement entered into in connection with the Rights Offering.

     2. Section 1(a)(x)(vii) of the Rights Agreement is hereby amended to substitute the following in place of the existing Section 1(a)(x)(vii):

     "any Person, who or which together with all Affiliates and Associates of such Person becomes the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock as a result of the acquisition of shares of Common Stock directly from the Company in a transaction approved by a majority of the disinterested members of the Board of Directors of the Company, other than (x) in a transaction contemplated by clause (iii) above or (y) the acquisition of shares of Common Stock pursuant to the Rights Offering (provided that this clause (y) shall not apply to any Exempt Rights Offering Participant or the Rights Offering Underwriters)."

     3. Section 1(b) of the Rights Agreement is hereby amended by adding the following at the end of the sentence:

     "provided that, for the avoidance of doubt, this clause (z) shall not apply to an Exempt Rights Offering Participant or the Rights Offering Underwriter as a result of its acquisition of shares of Common Stock pursuant to the Rights Offering."


     4. All references in the Rights Agreement (including the exhibits thereto) are hereby amended to refer to the Rights Agreement as amended.

     5. This Amendment shall not take effect until the Rights Offering Registration Statement is filed with the Securities and Exchange Commission, and in the event the Rights Offering Registration Statement is not filed by December 31, 2003, this Agreement shall be terminated without any action by the parties and shall no longer have any effect.

     6. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                        NTL INCORPORATED


                                        By:  /s/ Scott E. Schubert
                                           ----------------------------------
                                           Name:   Scott E. Schubert
                                           Title:  Chief Financial Officer


                                        CONTINENTAL STOCK TRANSFER &
                                             TRUST COMPANY

                                        By:  /s/ William F. Seegraber
                                           ----------------------------------
                                           Name:   William F. Seegraber
                                           Title:  Vice President